Exhibit 99.1

9420 SANTA ANITA AVENUE RANCHO CUCAMONGA, CA 91730-6117 (909) 987-0550 Corp. Office: (800) 538-3091 Fax: (909) 987-0490 http://www.pacertechnology.com

Contact: Rick Kay, Chairman & CEO
(909) 987-0550

PACER TECHNOLOGY ANNOUNCES FINANCIAL RESULTS

FOR ITS FIRST QUARTER OF FISCAL 2004

RANCHO CUCAMONGA, CALIFORNIA, October 30, 2003 — Pacer Technology (NASDAQ SC: PTCH), a manufacturer of advanced technology adhesives, sealants and related consumer products, announced today financial results for its first quarter of fiscal year 2004, which ended on September 30, 2003.

Due primarily to transaction related costs of approximately $502,000 incurred in connection with the proposed merger in which Pacer is to be acquired by Cyan Holding Co., (“Cyan”) net income declined in the quarter ended September 30, 2003 to $73,000, or $0.02 per diluted share, from $385,000, or $0.13 per diluted share, in the quarter ended September 30, 2002.

Net sales in the first quarter of fiscal 2004 declined by 12.1% to $5,733,000, from $6,523,000 in the same quarter of the last fiscal year. More than 90% of that decline was attributable to (i) lower sales to Pacer’s largest customer due to a reorganization of its buying territories; and (ii) the fact that sales in the first quarter of prior year benefited from the shipment of large initial fulfillment orders of a new line of products for another customer.

On the other hand, we were able to reduce our cost of sales substantially in the first quarter of the current year and, as a result, our gross margin increased to 36.1% in the first quarter of fiscal 2004 from 31.8% in the corresponding period of fiscal 2003, largely offsetting the negative impact of the decline in net sales. This improvement in gross margin was the result of a number of factors, including: improved operating efficiencies that resulted from the sale of the nail care businesses in fiscal 2001 and fiscal 2002, reductions in raw material costs and a favorable shift in product mix to a greater proportion of higher margin products.

As previously mentioned, selling, general and administrative (“SG&A”) expenses increased by 35.2% in the first quarter ended September 30, 2003, compared to the same quarter of the last year, due primarily to costs incurred in connection with the proposed Cyan merger transaction. If the Cyan-related transaction costs were eliminated, SG&A expenses would have been comparable to the amount incurred in the same quarter of last year.

As previously announced, Pacer has scheduled a special meeting of shareholders, to be held on at 9:00 A.M. Pacific Standard Time on Tuesday, December 9, 2003 at the Ayres Suites Hotel in Ontario, California, at which shareholders will vote on whether to approve the Agreement and Plan of Merger which provides for Cyan Holding Co. to acquire, by means of the proposed merger, all of Pacer’s shares not already owned by it or its affiliates for $6.95 per share in cash.

The announcement of the scheduling of the special meeting of shareholders is neither a solicitation of a proxy, an offer to purchase nor a solicitation of an offer to sell shares of Pacer Technology. Proxy materials for the special meeting describing and containing other information about the proposed merger, including a copy of the Agreement and Plan of Merger, are expected to be mailed on or about October 31, 2003 to shareholders of record as of October 24, 2003. We urge our shareholders to read those materials before making any decision regarding the proposed merger. It will be possible to obtain copies of those proxy materials, and any amendments or supplements to those materials that might be filed in the future, without charge, at the SEC’s website at www.sec.gov or at Pacer’s website at www.pacertechnology.com, as they become available.

Pacer Technology Financial Results for First Fiscal Quarter of 2004

October 30, 2003

About Pacer Technology

Pacer Technology (Nasdaq: PTCH) is a manufacturing, packaging and distribution company engaged in marketing advanced technology adhesives, sealants, and other related products, for consumer markets on a worldwide basis. Its products include SUPER GLUE, ZAP®, BONDINI®, FUTURE GLUE®, PRO SEAL®, GO SPOT GO®, ANCHOR-TITETM and other well known branded products.

Forward-Looking Statements

Statements contained in this press release that are not historical facts or that discuss our expectations or beliefs regarding our future financial performance constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements are estimates of future financial performance that are based on current information and the achievement of which is subject to a number of risks and uncertainties that could cause actual operating results during future periods to differ significantly from those expected at the current time. Those risks and uncertainties are set forth in detail in Pacer’s Annual Report on Form 10-K for its fiscal year ended June 30, 2003 filed with the Securities and Exchange Commission on September 25, 2003. The risks and uncertainties also include, but are not limited to, the following:

Dependence on Major Customers. Our customers include several large national mass merchandisers and national and regional food and drug store chains, and include our two largest customers which accounted for 14% and 11%, respectively, of our sales volume in fiscal 2003. The loss of business from one or more of these customers could result in unexpected and possibly significant reductions in our sales and earnings.

Risks of Foreign Operations. We make some of our sales in, and obtain some of our raw materials from, countries outside the United States, including countries located in Asia, Latin America and Europe. As a result, our operating results could decline due to a number of factors outside our control in those regions, such as political instability or economic disruptions, or due to foreign currency fluctuations or changes in the value of the U.S. Dollar in relation to foreign currencies.

Risks Related to Cyan Acquisition Transaction. As previously announced, on July 29, 2003 Pacer entered into a merger agreement with Cyan Holding Co., a subsidiary of Cyan Investments, LLC (“Cyan”). That agreement provides for Cyan to acquire, by means of a merger transaction, all of Pacer’s outstanding shares, not owned by Cyan or its affiliates, for $6.95 per share in cash. The administrative costs of reviewing and negotiating the terms of the Cyan acquisition proposal, that resulted in the signing of the merger agreement, along with steps taken with a view to consummating the merger transaction, reduced Pacer’s fourth quarter and fiscal 2003, and first quarter 2004, operating income and net income. We also expect to incur additional expenses to prepare for and hold a special shareholders meeting to vote on the merger and, if it is approved by our shareholders, to consummate the merger, which will have the effect of reducing our operating income and net income in the second quarter of 2004. Additionally, consummation of the merger is subject to satisfaction of certain conditions set forth in the merger agreement. If any of those conditions are not satisfied, it is possible that the merger agreement would be terminated. A termination of the merger agreement would cause possibly significant declines in our fiscal 2004 operating results, cash balances and our share prices, which we believe are based on the expectation that the merger will be consummated.

The forward-looking statements in this press release are made only as of this date and Pacer undertakes no obligation to update or revise forward-looking statements, whether as a result of new information, future events or developments or otherwise.

PACER TECHNOLOGY AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands of dollars, except share amounts)

	Three Months Ended September 30,
	2003	2002
	(Unaudited)
Net sales:	$5,733	$6,523
Cost of sales	3,663	4,449

Gross profit	2,070	2,074
Selling, general and administrative expenses	1,944	1,438

Operating income	126	636
Other (income) expense, net	8	(2)

Income before income taxes	118	638
Income tax expense	45	253

Net income	$73	$385

Basic Earnings Per Share	$0.02	$0.13

Diluted Earnings Per Share	$0.02	$0.13

Weighted Average Shares – basic	2,940	2,922

Weighted Average Shares – diluted	3,238	3,020

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands of dollars)

	September 30, 2003	June 30, 2003
ASSETS	(Unaudited)	(Audited)
Current Assets
Cash	$3,614	$3,272
Trade receivables, net	3,897	3,770
Other receivables	380	447
Inventories	3,792	4,176
Prepaid expenses	739	550
Deferred income taxes	422	422

Total current assets	12,844	12,637
Equipment and leasehold improvements, net	1,577	1,672
Deferred income taxes	18	18
Intangible assets, net	1,163	1,163

Total Assets	$15,602	$15,490

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$1,458	$1,152
Other accrued expenses	890	1,134
Current installments of capital lease obligations and long-term debt	164	181

Total current liabilities	2,512	2,467
Long-term capital lease obligations and long-term debt, excluding current installments	500	531

Total liabilities	3,012	2,998
Shareholders’ Equity:
Common stock	7,238	7,214
Retained earnings	5,352	5,278

Total shareholders’ equity	12,590	12,492

Total Liabilities and Shareholders’ Equity	$15,602	$15,490